Exhibit 99.2   April 28, 2010 Press Release

Hi-Tech Pharmacal Announces the Hiring of Kamel Egbaria, Ph.D. as Chief Scientific Officer

AMITYVILLE, N.Y. April 28, 2010—Hi-Tech Pharmacal Co., Inc. (NASDAQ:HITK), a specialty pharmaceuticals company, announced today that Kamel Egbaria, Ph.D. has joined the Company as Chief Scientific Officer.

Mr. Egbaria has over 25 years of experience in pharmaceutical management and research.  He joins Hi-Tech Pharmacal from Qualitest Pharmaceuticals, where he served most recently as Chief Scientific Officer and Vice President of Research and Development. During his six year career with Qualitest Pharmaceuticals he was responsible for Research and Development and Regulatory Affairs.

David Seltzer, President and CEO commented: "We welcome Kamel to our management team and believe that his experience will help Hi-Tech Pharmacal grow and achieve continued success."

Mr. Egbaria earned a Ph.D. in Pharmaceutics from Hebrew University in Jerusalem, Israel.

About Hi-Tech Pharmacal

Hi-Tech Pharmacal is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech's ECR Pharmaceuticals subsidiary markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Hi-Tech Pharmacal Co., Inc.

Hi-Tech Pharmacal Co., Inc.
Bill Peters, 631-789-8228